[Letterhead of Morgan, Lewis & Bockius LLP]

August 30, 2013

Blue Ridge Real Estate Company

Big Boulder Corporation

Route 940 and Moseywood Road

Blakeslee, Pennsylvania 18610

Dear Ladies and Gentlemen:

We have acted as legal counsel to each of Blue Ridge Real Estate Company, a Pennsylvania corporation (“Blue Ridge”), and Big Boulder Corporation, a Pennsylvania corporation (“BBC”) in connection with the preparation and execution of the Agreement and Plan of Merger dated as of August 29, 2013 between Blue Ridge and BBC (the “Agreement”).  Pursuant to the Agreement, BBC is to merge with and into Blue Ridge with Blue Ridge as the surviving corporation (the “Merger”). Immediately following the Merger and pursuant to the Agreement, Blue Ridge will undergo a reverse stock split whereby every two outstanding shares of Blue Ridge’s common stock will be cancelled and converted automatically into the right to receive one share of Blue Ridge’s common stock (the “Reverse Split”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

Pursuant to Section 12(c) of the Agreement, the obligation of each of Blue Ridge and BBC to consummate the Merger is conditioned on the receipt by each of Blue Ridge and BBC of our opinion that each of the Merger and the Reverse Split should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  You have requested our opinion regarding such status of the Merger and the Reverse Split under Section 368 of the Code and the accuracy of the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus (“Prospectus”), which is included in the Registration Statement on Form S-4 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) on August 30, 2013, as amended.  This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of the Registration Statement with the Commission pursuant to the Agreement.

In connection with rendering our opinion set forth herein, we have examined and, without independent investigation or verification as to the accuracy and completeness, both initially and continuing as of the Effective Time, such documents as we have

Blue Ridge Real Estate Company

Big Boulder Corporation

Route 940 and Moseywood Road

Blakeslee, Pennsylvania 18610

deemed appropriate, including the Agreement, the Registration Statement and the Prospectus.  In addition, we have assumed that (i) the Merger and the Reverse Split will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger and the Reverse Split set forth in the Agreement and the Registration Statement are true, correct and complete, (iii) the representations made to us by Blue Ridge and BBC in their respective letters to us, each dated  August 30, 2013 and delivered to us for purposes of this opinion are true, correct and complete (“Representation Letters”) and will be true, correct, and complete in all material respects as of the Effective Time and (iv) any representations made in the Representation Letters or in the Agreement “to the best knowledge of”, or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification.  We have also assumed, with the consent of Blue Ridge and BBC, that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Agreement.  If any of the above-described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is inconsistent with the manner in which they are described in the Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect, which changes could affect our opinions. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, the Reverse Split or any other transactions.

Based upon and subject to the foregoing, we are of the opinion that

1.

Each of the Merger and the Reverse Split should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

 2.

The discussion in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences” that describes applicable U.S. federal income tax law is, to the extent that it expresses legal conclusions, correct in all material respects as of the date hereof.

We express no opinion on any issue relating to Federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or

Blue Ridge Real Estate Company

Big Boulder Corporation

Route 940 and Moseywood Road

Blakeslee, Pennsylvania 18610

assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the references to Morgan, Lewis & Bockius LLP under the caption Material United States Federal Income Tax Consequences” and to the inclusion of the summary of our opinion in “Material U.S. Federal Income Tax Consequences,” in the Prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP